Exhibit 1

Execution Version

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”) is dated as of February 5, 2014 by and between Green Mountain Coffee Roasters, Inc., a Delaware corporation (the “Company”), and Atlantic Industries, a corporation organized and existing under the laws of the Cayman Islands (the “Purchaser”) and an indirect wholly owned subsidiary of The Coca-Cola Company, a Delaware corporation (“Parent”).

PRELIMINARY STATEMENT

On the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of the Company’s Common Stock as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser, intending to be legally bound, agree as follows:

Section 1.                      Definitions.

1.1           Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” means any action, arbitration, audit, examination, investigation, inquiry, proceeding, hearing, litigation, arbitration or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act; provided that (a) the Company and its Subsidiaries will not be deemed an Affiliate of Purchaser or its Subsidiaries and (b) the Purchaser and its Subsidiaries will not be deemed an Affiliate of the Company or its Subsidiaries.

A Person will be deemed the “Beneficial Owner” of, to “Beneficially Own” or have “Beneficial Ownership” of any securities (and correlative terms will have correlative meanings):

(a)           which such Person or any of such Person’s Affiliates beneficially own, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder;

(b)           which such Person or any of such Person’s Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both) pursuant to any agreement, arrangement or understanding (whether or not in writing), or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise or (ii) the right to vote, alone or in concert with others, pursuant to any agreement, arrangement or understanding (whether or not in writing);

(c)           which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting or disposing of any securities of the Company; or

(d)           which are the subject of, or the reference securities for or that underlie any derivative transaction entered into by such Person, or derivative security (including options) acquired by such Person, which gives such Person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is directly or indirectly determined by reference to the price or value of such securities, without regard to whether (i) such derivative conveys any voting rights in such securities to such Person, (ii) the derivative is required to be, or capable of being, settled through delivery of such securities or (iii) such Person may have entered into other transactions that hedge the economic effect of such derivative.

In determining the number of shares deemed Beneficially Owned by virtue of the operation of clause (d) above, the subject Person will be deemed to Beneficially Own (without duplication) the number of shares that are synthetically owned pursuant to such derivative transactions or such derivative securities. The number of shares that are synthetically owned will be the notional or other number of shares in respect of such derivative transactions or securities that is specified in a filing by such Person or any of such Person’s Affiliates with the SEC or in the documentation evidencing such derivative transactions or securities, and in any case (or if no such number of shares is specified in any filing or documentation), as reasonably determined by the Board of Directors in good faith to be the number of shares that are synthetically owned pursuant to such derivative transactions or securities.

“Board of Directors” means the board of directors of the Company.

“Bona Fide Acquiror” means a Person or group making a Public Proposal that is reasonably capable of consummating such Public Proposal, taking into account all legal, financial, regulatory and other aspects of such Public Proposal, including the identity of the Person or group making such Public Proposal.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Change of Control” means, with respect to a Person, directly or indirectly (a) a consolidation, merger or similar business combination involving such Person in which the holders of voting securities of such Person immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (b) a sale, lease or conveyance of all or substantially all of the assets, or of 35% or more of the outstanding voting securities, of such Person in one transaction or a series of related transactions, (c) any Person or group becomes the Beneficial Owner of 35% or more of the outstanding voting securities of such Person, or (d) a majority of the seats on the board of directors of such Person cease to be occupied by Persons who either (i) are members of the board of such Person on the date hereof or (ii) are elected by, or nominated by, the board of such Person (or a committee thereof) for election to the board of such Person.

“Commercial Agreement” means the Strategic Collaboration Agreement by and between the Company and Parent dated the date of this Agreement.

“Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Confidential Information” means all confidential or proprietary information and data of the Disclosing Party or its Affiliates, disclosed or otherwise made available to the Recipient or its Representatives in connection with this Agreement, whether disclosed before or after the date of this Agreement and whether disclosed electronically, orally or in writing or through other methods made available to the Recipient or its Representatives.  Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information which the Recipient demonstrates by clear and convincing evidence is (a) at the time of disclosure in the public domain or thereafter enters the public domain without any breach of this Agreement by the Recipient or any of its Representatives, (b) known by the Recipient before the time of disclosure, as shown by prior written or electronic records, other than as a result of a prior disclosure by the Disclosing Party or its Affiliates or the Disclosing Party’s Representatives, (c) obtained from a Third Party who is in lawful possession thereof and does not thereby breach an obligation of confidence to the Disclosing Party regarding such information, or (d) developed by or for the Recipient or its Representatives through their independent efforts without use of Confidential Information; provided that, in each of the foregoing clauses (a) through (d), such information will not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge that is publicly known or in the Recipient’s possession, and no combination of features will be deemed to be within the foregoing exceptions merely because individual features are publicly known or in the Recipient’s possession, unless the particular combination itself and its principle of operations are in the public domain or in the Recipient’s possession without the use of or access to Confidential Information.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement dated as of July 15, 2013 by and among Keurig Incorporated, the Company and Parent.

“Contract” means any legally binding bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise (each including all amendments thereto).

“Covered Securities” means any Equity Securities that are not Excluded Securities.

“Disclosing Party” means the party disclosing or making available Confidential Information (either directly or indirectly through such party’s Representatives) to the Recipient or the Recipient’s Representatives.

“Disclosure Schedule” means the Disclosure Schedule of the Company delivered concurrently with this Agreement.

“Encumbrance” means any lien (statutory or otherwise), charge, encumbrance, mortgage, pledge, hypothecation, security interest, deed of trust, option, preemptive right, right of first refusal or first offer, title defect or other adverse claim of any third party.

“Equity Compensation Plans” means the equity compensation plans and agreements of the Company and its Subsidiaries described in Section 1.1 of the Disclosure Schedule.

“Equity Securities” means (a) capital stock or other equity interests (including shares of Common Stock) of the Company and (b) options, warrants or other securities that are directly or indirectly convertible into, exchangeable for or exercisable for capital stock or other equity interests of the Company.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Excluded Securities” means any securities that are issued by the Company (a) pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan where stock is being issued or offered to a trust, other entity or otherwise, to or for the benefit of any employees, potential employees, officers or directors of the Company or any of its Subsidiaries or (b) as consideration in a business combination or other merger or acquisition transaction.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department or other entity and any court, arbitrator or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, or (f) regulatory or self-regulatory organization (including the Nasdaq Global Select Market and the Financial Industry Regulatory Authority).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Intellectual Property” means all (a) patents, patent applications, and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable subject matter, (d) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (e) trade secrets and all other confidential or proprietary information, ideas, know-how, inventions, processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, and (h) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“knowledge” means, with respect to the Company, the actual knowledge of the executive officers of the Company listed on Section 1.2 of the Disclosure Schedule after reasonable inquiry within the scope of their respective functional responsibilities.

“Laws” means any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments, injunctions and decrees.

“Material Adverse Effect” means any event, change, circumstance, condition, state of facts, effect or other matter, individually or collectively with one or more other events, changes, circumstances, conditions, state of facts, effects or other matters, that have had, or reasonably would be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the transactions contemplated by the Transaction Documents; provided that, solely in the case of clause (a), none of the following events, changes, circumstances, conditions, state of facts, effects or other matters, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in laws, rules, regulations, GAAP or the interpretation thereof, (iii) changes that generally affect the industry in which the Company and its Subsidiaries operate, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) changes in the trading price or trading volume of the Common Stock (it being understood that the facts and circumstances underlying any such changes that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), (vi) failure by the Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure that are not otherwise expressly excluded in (i) through (viii) herein from the definition of a “Material Adverse Effect” may be considered in determining whether there has been a Material Adverse Effect), in the case of each of (i) through (vi), solely to the extent arising after the date of this Agreement, (vii) any action taken by the Company or its Subsidiaries to the extent expressly required by this Agreement, (viii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement with respect to any of the foregoing (it being understood that for purposes of Sections 3.3 and 4.2, effects resulting from or arising in connection with the matters set forth in (vii) and (viii) of this definition will not be excluded in determining whether a Material Adverse Effect has occurred or reasonably would be expected to occur), or (ix) as set forth on Section  1.3 of the Disclosure Schedule, except, solely in the case of clauses (i) through (iv), to the extent those events, changes, circumstances, conditions, states of facts, effects or other matters, have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which the Company and its Subsidiaries operate.

“Material Contract” means, any Contract which the Company or its Subsidiaries is a party to or bound by (including any Contract entered into after the date of this Agreement), that (a) would be required to be filed by the Company as a “Material Contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (b) provides for aggregate payments from or receipt by the Company or any of its Subsidiaries of more than $1,000,000 during the most recently completed fiscal year or over the remaining term of such Contract, (c) constitutes a joint venture or partnership or similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, or (d) constitutes a material Intellectual Property license, coexistence agreement, non assertion agreement, or other agreement relating to Intellectual Property to which the Company or any of its Subsidiaries is a party (other than licenses or other agreements concerning generally commercially available software or hardware or other generally commercially available technology).

“Organizational Documents” means, with respect to any entity, the certificate or articles of incorporation and bylaws of such entity, or any similar organizational documents of such entity.

“Person” means an individual or firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Recipient” means the party receiving or otherwise having access to the Confidential Information (either directly or indirectly through such party’s Representatives) from the Disclosing Party or the Disclosing Party’s Representatives.

“Registrable Securities” means (a) the Shares and any Additional Shares, (b) any Common Stock issued or issuable with respect to the Shares or any Additional Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (c) any other shares of Common Stock held by the Purchaser.

“Registration Statement” means any registration statement of the Company which covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, employees, agents, attorneys, accountants and financial advisors.

“Required Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 6.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Required Shelf Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 6.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 6.1) pursuant to Rule 415 of the Securities Act, and which form is available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Restricted Period” means the period from the date of this Agreement until the third anniversary date of the Closing Date.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Significant Subsidiary” of a Person will mean any “significant subsidiary” of such Person, as defined in Rule 1-02(w) of SEC Regulation S-X.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.  When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Third Party” means any Person other than the Company, Purchaser or their respective Affiliates.

“Transaction Documents” means this Agreement and the Commercial Agreement, all exhibits and schedules to this Agreement and the Commercial Agreement, and any other documents, certificates or agreements executed in connection with the transactions contemplated by this Agreement and the Commercial Agreement.

1.2           Additional Defined Terms.  For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
Additional Shares	5.6(d)
Agreement	Preamble
Amount	5.11(a)
Board Observer	5.10
Closing	2.2
Closing Date	2.2
Cold Beverage System	3.12
Company	Preamble
DGCL	3.16
Demand Registration	6.1
Fraud and Bribery Laws	3.13(b)
GAAP	3.7
Indemnified Liabilities	5.9
Indemnitees	5.9
Notice of Preemptive Rights	5.11(b)
Other Registrable Securities	6.4(b)
Outside Date	8.1(b)
Piggyback Registration	6.4(a)
Public Proposal	5.6(c)
Purchase Price	2.1
Purchaser	Preamble
Registration Expenses	6.8
Request	6.1
Required Approvals	3.4
SEC Reports	3.7
Share Purchase Price	2.1
Shares	2.1
Shelf Registration	6.1
Suspension	6.8
Suspension End Date	6.8
Transfer	5.5(a)

1.3           Construction.  Any reference in this Agreement to a “Section,” “Exhibit” or “Schedule” refers to the corresponding Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement are to be construed to be of such gender or number as the circumstances require.  The words

“including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.  Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement.  Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time.  Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.  Any words (including capitalized terms defined herein) in the singular will be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender will be held to include the other gender as the context requires.  The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified.  All references herein to “$” or dollars will refer to United States dollars, unless otherwise specified.

Section 2.                      Purchase and Sale.

2.1           Purchase and Sale of Shares.   Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, 16,684,139 newly-issued shares of Common Stock (such newly-issued shares, the “Shares”) at a cash purchase price of $74.98 per Share, equal to the volume-weighted average price per share of the Common Stock as quoted on Bloomberg for the 50 Business Days ending on February 5, 2014 (the “Share Purchase Price”).

2.2           Closing and Closing Date. The closing of the purchase, sale and issuance of the Shares (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 452 Fifth Avenue, New York, 10018, at 10:00 a.m., local time, as soon as practicable but in any event not later than the third Business Day following the date on which the last of the conditions set forth in Section 7 has been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other time and place as the Company and the Purchaser may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3           Closing Deliveries.

(a)           At the Closing, the Company will deliver or cause to be delivered to the Purchaser the following:

(i)           a certificate executed by a duly authorized officer of the Company certifying (A) that the conditions set forth in Sections 7.1(a), 7.1(b) and 7.1(e) have been satisfied and (B) the number of Shares calculated in accordance with this Agreement; and

(ii)           a certificate evidencing the Shares registered in the name of the Purchaser.

(b)           At the Closing, the Purchaser will deliver or cause to be delivered to the Company the following:

(i)           a certificate executed by a duly authorized officer of the Purchaser certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied; and

(ii)           an amount equal to the number of Shares multiplied by the Share Purchase Price (the “Purchase Price”) by wire transfer of immediately available funds to an account specified to the Purchaser in writing at least two Business Days prior to the Closing.

Section 3.                      Representations and Warranties of the Company.  The Company represents and warrants to the Purchaser that, as of the date of this Agreement and as of the Closing, except as disclosed in any report, schedule or document filed with or furnished to the SEC by the Company and publicly available on the SEC’s EDGAR system prior to the date of this Agreement (excluding information contained in any risk factor disclosure or in any cautionary language relating to forward-looking statements included in any such report, schedule or document or other statements that are similarly non-specific and predictive or forward-looking in nature) to the extent that the applicability of such disclosure to the following representations and warranties is reasonably apparent from such disclosure, or as disclosed in the correspondingly numbered section of the Disclosure Schedule:

3.1           Organization and Qualification.  The Company and each of its Significant Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any of its Significant Subsidiaries is in violation nor default of any of the provisions of its respective Organizational Documents.  The Company and each of its Significant Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except, as to Significant Subsidiaries, where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to have a Material Adverse Effect, and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  Complete and accurate copies of the Company’s Organizational Documents, each as in effect as of the date of this Agreement, have previously been made available to the Purchaser.

3.2           Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company and no stockholder approval or other proceedings on the part of the Company are necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby and thereby.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable Law.

3.3           No Conflicts.  The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Shares and the consummation by the Company of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Company or its Subsidiaries, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the

Company or its Subsidiaries pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (c) subject to obtaining the Required Approvals, conflict with or result in a violation, in any material respect, of any permit, license, Law or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clause (b), for matters that would not, individually or in the aggregate, have a Material Adverse Effect.

3.4           Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereunder or thereunder, other than (a) compliance with the HSR Act, (b) the notice or application to the Nasdaq Global Select Market for the issuance and sale of the Shares for trading thereon and (c) such filings as are required to be made under applicable federal and state securities laws (collectively, the “Required Approvals”).

3.5           Issuance of the Shares; Exemption from Registration.  The Shares are duly authorized and, when issued and paid for in accordance with this Agreement will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Purchaser, the issuance of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, is exempt from registration under the Securities Act and otherwise issued in compliance with all Laws.

3.6           Capitalization.

(a)           As of January 29, 2014, the authorized capital stock of the Company consists of (a) 500,000,000 shares of  Common Stock, of which 148,890,944 shares were issued and outstanding and 11,204,469 shares were reserved for issuance pursuant to the Equity Compensation Plans, and (b) 1,000,000 shares of an undesignated class of preferred stock, none of which were issued and outstanding. Since January 29, 2014, there have been no issuances of Equity Securities or other securities of the Company other than shares that were reserved for issuance pursuant to the Equity Compensation Plans.  All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no stockholders agreements, voting trusts, voting agreements or other similar agreements or understandings with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.  Except as contemplated under this Agreement, no Person has any outstanding commitments, rights of first offer or refusal, anti-dilution rights, preemptive rights, rights of participation or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except for the Equity Securities issued or reserved for issuance pursuant to the Equity Compensation Plans, there are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, phantom stock rights, rights of first offer or refusal, rights to require redemption or repurchase, preemptive rights, anti-dilution rights, registration rights, rights of participation, or commitments, or understandings of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any, Equity Securities or other securities of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional Equity Securities or other securities of the Company or its Subsidiaries. The issuance and sale of the Shares will not obligate the Company to issue Equity Securities or other securities of the Company or its Subsidiaries to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities.

(b)           Section 3.6(b) of the Disclosure Schedule includes a list of all of the Subsidiaries of the Company.  All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.6(b) of the Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Encumbrances. Except as set forth in Section 3.6(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c)           The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

3.7           SEC Reports; Financial Statements.  The Company has filed with or furnished to the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the Nasdaq Global Select Market for the three year period preceding the date of this Agreement (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, together with all such materials filed or furnished after the date of this Agreement, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included (or incorporated by reference) in the SEC Reports (including the notes thereto) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since September 25, 2010, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

3.8           Internal Accounting and Disclosure Controls. The Company maintains a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP and that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 for the fiscal year ended September 28, 2013, and has concluded that such internal controls were effective. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  Neither the Company nor, to the knowledge of the Company, the Company’s independent auditors, has identified or been made aware of any significant deficiency or material weakness, in each case which has not been subsequently remediated, in the system of internal control over financial reporting utilized by the Company and its Subsidiaries or any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements with financial reporting oversight or the internal control over financial reporting utilized by the Company. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation (and as of the most recent evaluation, such disclosure controls and procedures were effective). Since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in such controls or in other factors that could significantly affect disclosure controls and procedures or internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

3.9           Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company is in material compliance with the listing and maintenance requirements and any other applicable rules and regulations of the Nasdaq Global Select Market.

3.10           Material Adverse Change.  Since September 28, 2013, the Company and its Significant Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and there has been no event, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect.

3.11           Litigation.  There is not, and since September 25, 2010 there has not been, any Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, assets, officers or directors before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the issuance or sale of the Shares, or (b) has had or would, if there were an unfavorable decision, reasonably be expected to have, a Material Adverse Effect, or has resulted or would reasonably be expected to result in criminal liability with respect to the Company, any of its Subsidiaries or any of its or their directors or officers, nor is there, nor has there since September 25, 2010 been, any judgment, order or decree outstanding against the Company or any of its Subsidiaries or any of their respective properties, assets, officers or directors that, individually or in the aggregate, has had or, if adversely resolved, would reasonably be expected to have, any of the effects described in clauses (a) or (b) above.

3.12           Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth a complete and accurate list of all material U.S. and foreign applications and registrations (including issued patents) for any Intellectual Property owned by the Company and its Subsidiaries with respect to the new Keurig 2.0 system and currently contemplated Cold Brewers, Pods and Pod-Based cold beverage platform (each as defined and contemplated in the Commercial Agreement) (the “Cold Beverage System”). The Company or one of its Subsidiaries is the sole and exclusive owner of each such application and registration, and the foregoing applications and registrations are in effect and subsisting and, to the knowledge of the Company, valid.

(b)           The Company and its Subsidiaries own, or have a valid right to use, all material items of Intellectual Property used or held for use in, or necessary to conduct, their respective businesses (i) as conducted as of the date of this Agreement and (ii) to the Company’s knowledge, with respect to material products as to which the Company has announced an intention to launch.  All material items of Intellectual Property owned by the Company are owned free and clear of Encumbrances.

(c)           Since September 25, 2010, the Company and its Subsidiaries have not infringed, diluted, misappropriated or otherwise violated, and the manufacture, distribution, sale and use of the Cold Beverage System does not and, to the knowledge of the Company, will not infringe, dilute, misappropriate or otherwise violate any Person’s Intellectual Property, and there is, and since September 25, 2010 there has been, no such claim pending or threatened in writing (including invitations in writing to obtain a license) against the Company or its Subsidiaries alleging any such infringement, dilution, misappropriation or other violation.

(d)           To the Company’s knowledge, no Person is infringing, diluting, misappropriating or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries, and no such claims are pending or threatened against any Person by the Company or its Subsidiaries.

(e)           Since September 25, 2010, the Company and its Subsidiaries have not received any opinions of counsel that the Company or its Subsidiaries or the operation of their respective businesses infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party.

(f)           There are no orders, writs, injunctions or decrees to which the Company or any of its Subsidiaries is subject with respect to any material Intellectual Property owned or used by the Company or its Subsidiaries.

3.13           No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at September 28, 2013 included in the SEC Reports, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 28, 2013, (c) for liabilities and obligations incurred in connection with or expressly contemplated by this Agreement and (d) for liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.14           Compliance with Law.

(a)           Except for matters that, individually or in the aggregate, (A) have not and would not reasonably be expected to have a Material Adverse Effect or (B) has not resulted and would not reasonably be expected to result in criminal liability with respect to the Company, any of its Subsidiaries or any of its or their directors or officers, (i) the Company and its Subsidiaries are, and since September 25, 2010 have been, in compliance with all applicable Laws and Company permits, (ii) the Company and its Subsidiaries hold all permits necessary for the lawful conduct of their business and the ownership and operation of their assets and properties as conducted as of the date of this Agreement and (iii) since September 25, 2010, no Action, demand, inquiry or investigation has occurred or been pending or threatened in writing, alleging that the Company or any of its Subsidiaries is not in compliance with any applicable Law or permit.

(b)           Since September 25, 2010, (i) the Company and its Subsidiaries and, to the knowledge of the Company, its Affiliates, directors, officers and employees have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977 and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”), and (ii) neither the Company, nor any of its Subsidiaries or Affiliates, or its or their directors, officers or employees, nor, to the knowledge of the Company, any of its or their agents or other representatives acting on their behalf have directly or indirectly, in each case, taken action in violation of the Fraud and Bribery Laws.

3.15           Contracts. (a) Each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company’s Subsidiaries, as the case may be, and, to the knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (b) each such Material Contract is in full force and effect, and (c) none of the Company or any of its Subsidiaries is (with or without notice or lapse of time, or both) in material breach or default under any such Material Contract and, to the knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in material breach or default thereunder.  None of the Company or its Subsidiaries is party to any Contract that would, after giving effect to the transactions contemplated by this Agreement (other than the potential transactions contemplated by Section 2.7 of the Commercial Agreement), restrict in any respect (including by way of exclusivity obligation) the ability of Purchaser or its Affiliates to compete in any business or with any Person or in any geographical area.

3.16           Anti-takeover Statutes.  The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.  Assuming that neither the Purchaser nor any of its Affiliates is an “interested stockholder” (as defined in Section 203 of the Delaware General Corporation Law (the “DGCL”)) as of immediately prior to the execution and delivery of this Agreement, the Company has taken all actions necessary to exempt the Purchaser and its Affiliates, this Agreement and the transactions contemplated hereunder (including, for the avoidance of doubt, the acquisition of any Company securities to the extent permitted under Section 5.6) from the restrictions on business combinations of Section 203 of the DGCL. Except for Section 203 of the DGCL, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal law apply to this Agreement or any of the transactions contemplated hereby.

3.17           Brokers and Finders.  Other than Bank of America Merrill Lynch, the fees of which will be paid by the Company in their entirety, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

3.18           No Other Representations and Warranties.  The representations and warranties set forth in this Section 3 are the only representations and warranties made by the Company with respect to the Shares or any other matter relating to the transactions contemplated by this Agreement. Except as specifically set forth in the this Agreement, (a) the Company is selling the Shares to the Purchaser “as is” and “where is” and with all faults, and makes no warranty, express or implied, as to any matter whatsoever relating to the Shares or any other matter relating to the transactions contemplated by this Agreement, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of the Company and its Subsidiaries after the Closing in any manner, or (iii) the probable success or profitability of the business of the Company and its Subsidiaries after the Closing, and (b) neither the Company or any of its Affiliates, nor any of their respective stockholders, directors, officers, employees or agents will have or be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Representatives of, or the Purchaser’s use of, any information relating to the Company or any of its Affiliates, including any descriptive memoranda, summary business descriptions, financial forecasts, projections or models, or any information, documents or material made available to the Purchaser or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.  The Company acknowledges that except as set forth in Section 4, neither the Purchaser nor any director, officer, employee, agent or Representative of the Purchaser makes any representation or warranty, either express or implied, concerning the transactions contemplated by this Agreement.  Nothing in this Section 3.18 will affect the representations and warranties in the Commercial Agreement.

Section 4.                      Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Company that, as of the date of this Agreement and as of the Closing:

4.1           Organization; Authority.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser.  Each Transaction Document to which it is a party has been (or upon delivery will be) duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof and thereof, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law.

4.2           No Conflicts.  The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not (a) conflict with or violate any provision of the Purchaser’s certificate or articles of incorporation, bylaws or other organizational documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser pursuant to, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, indenture or other instrument to which the Purchaser or any of its Subsidiaries is a party or by which any property or asset of the Purchaser is bound or affected, or (c) subject to obtaining the Required Approvals, conflict with or result in a violation of any Law or other restriction of any Governmental Authority to which the Purchaser or any of its Subsidiaries is subject (including federal and state securities laws and regulations), or by which any property or asset of the Purchaser or any of its Subsidiaries is bound or affected; except in the case of each of clauses (b) and (c), such as could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Purchaser or (iii) a material adverse effect on the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.

4.3           Own Account.  The Purchaser is acquiring the Shares as principal for its own account for investment only and not with a view to or for distributing or reselling the Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Shares and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of any of the Shares (this representation and warranty not limiting the Purchaser’s right to sell the Shares pursuant to a Registration Statement as contemplated by Section 6 or otherwise in compliance with applicable federal and state securities laws).

4.4           Purchaser Status.  At the time the Purchaser was offered the Shares, it was, and as of the date of this Agreement it is, and as of the Closing Date it will be, an “accredited investor” as defined in Regulation D, Rule 501(a), promulgated under the Securities Act.

4.5           Experience of the Purchaser.  The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment.  The Purchaser has had the opportunity to review the SEC Reports and to ask questions of, and receive answers from, the officers of the Company concerning the Company and the Shares.  The Purchaser understands that its investment in the Shares involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment.  The Purchaser understands that the market price of the Common Stock has been volatile and that no representation is being made as to the future value of the Common Stock.  The Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

4.6           Sufficient Funds. As of the date of this Agreement, the Purchaser has sufficient funds presently available, and at the Closing will have sufficient funds available, to deliver the Purchase Price in full and to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

4.7           Restricted Securities.  The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.  The Purchaser understands that, until such time as a Registration Statement has been declared effective or the Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the certificates evidencing the Shares will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS. THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A COMMON STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE PURCHASER OF SUCH SECURITIES.  THE COMPANY AND ITS TRANSFER AGENT WILL NOT BE OBLIGATED TO RECOGNIZE OR GIVE EFFECT TO ANY TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS. A COPY OF SUCH RESTRICTIONS MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.”

The Purchaser understands that no federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

4.8           Certain Transactions.  Since the initial date the Purchaser was contacted by or on behalf of the Company regarding the offering of the Shares by the Company, neither the Purchaser or any of its Affiliates, nor any “group” of Persons (as such term is used in and construed under Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of which it or any of its Affiliates is a member, has established or increased, directly or indirectly, a put equivalent position, as defined in Rule 16(a)-1(h) under the Exchange Act, with respect to the Company’s equity securities.  Immediately prior to the entry into this Agreement, the Purchaser is not the Beneficial Owner of and does not have the right to acquire any Equity Securities.

4.9           Brokers and Finders.  Other than Lazard Ltd, the fees of which will be paid by the Purchaser in their entirety, no brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

4.10           No Other Representations and Warranties.  The representations and warranties set forth in this Section 4 are the only representations and warranties made by the Purchaser with respect to the transactions contemplated by this Agreement.  The Purchaser acknowledges that, except as set forth in Section 3, neither the Company nor any director, officer, employee, agent or Representative of the Company makes any representation or warranty, either express or implied, concerning the Shares or the transactions contemplated by this Agreement.  Nothing in this Section 4.10 will affect the representations and warranties in the Commercial Agreement.

Section 5.                      Covenants of the Parties.

5.1           Public Disclosure. Neither the Company nor the Purchaser will, nor permit any of their respective Affiliates or Representatives to, issue any press release or make any other public announcement or disclosure relating to this Agreement without the prior written approval of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law or securities listing standards (upon advice of counsel to the disclosing party) in which case to the extent practicable and permitted by applicable Law, the party will  provide the other party with an opportunity to review such press release or other announcement prior to issuance, distribution or publication.

5.2           Confidentiality.

(a)           Each party acknowledges and agrees that as of the date of this Agreement, the Confidentiality Agreement will terminate and all obligations under the Confidentiality Agreement will cease, and the treatment of Confidential Information will be governed by the terms of this Agreement.  The foregoing will not be deemed to relieve any party from any liability or obligation under the Confidentiality Agreement arising out of any breach or violation of the Confidentiality Agreement occurring prior to the date of this Agreement.

(b)           If this Agreement is terminated for any reason prior to the Closing, the obligations under this Section 5.2 will continue until the expiration of the confidentiality restrictions provided in the Commercial Agreement.  If the Closing occurs, the restrictions set forth in this Section 5.2 will continue in full force and effect until the termination of the Restricted Period or such longer period as provided in the Commercial Agreement (it being agreed that, for the avoidance of doubt, nothing in this Agreement (including this Section 5.2 or Section 5.4) will restrict the Purchaser from taking any action contemplated by Section 5.6 to the extent permitted thereunder).

(c)           The Recipient agrees to receive all Confidential Information in strict confidence and to use the Confidential Information for the sole purpose of performing its obligations under this Agreement in accordance with this Agreement and not to use the Confidential Information for any other purpose.  Without limiting the foregoing, the Recipient agrees to protect the Confidential Information against disclosure to Third Parties, using the same standard of care that the Recipient applies to protect its own most highly confidential information (which in no event will be less than a reasonable standard of care).  The Recipient agrees not to disclose the Confidential Information to any Person other than: (i) its Representatives who are directly concerned, working on, advising on or consulted in connection with the Recipient’s obligations hereunder and whose knowledge of the Confidential Information is reasonably considered to be necessary for such purposes, or (ii) as required by applicable Law or an order by a Governmental Authority or any requirements of stock market or exchange or other regulatory body having competent jurisdiction; provided, except where not permitted by Law, the Recipient will give the Disclosing Party reasonable advance notice of such required disclosure, and will reasonably cooperate with the Disclosing Party, in order to allow the Disclosing Party an opportunity to oppose, or limit the disclosure of the Confidential Information or otherwise secure confidential treatment of the Confidential Information required to be disclosed; provided further, that if disclosure is ultimately required, the Recipient will furnish only that portion of the Confidential Information which, based upon advice of legal counsel, the Recipient is required to disclose in compliance with any such requirement.  Recipient will ensure that Recipient’s Representatives are informed of the confidentiality provisions of this Agreement and are obligated to use and hold in confidence the Confidential Information in a manner consistent with the obligations of the Recipient under this Agreement prior to Recipient’s Representatives receiving any access to the Disclosing Party’s Confidential Information.  The Recipient hereby assumes full responsibility and liability to the Disclosing Party for any breach of this Agreement and any unauthorized use or disclosure of Confidential Information by any of Recipient’s Representatives.

(d)           Upon termination of this Agreement, the Recipient will, within 30 days after receipt of written notice from the Disclosing Party, at the election of the Recipient, return or destroy, or cause to be returned or destroyed (as applicable), all Confidential Information of the Disclosing Party provided to the Recipient or its Representatives hereunder and all copies thereof, as well as all copies of all documents made by the Recipient’s Representatives containing or based upon Confidential Information (which, for avoidance of doubt, constitute Confidential Information for purposes of this Agreement).  If the Recipient elects that the Confidential Information be destroyed, then upon such destruction the Recipient will provide a certificate of destruction certifying compliance with this Section 5.2(d) to the Disclosing Party within 30 days after receipt of the original notice from the Disclosing Party requesting the destruction of Confidential Information.  For clarity, in the case of compilations or reports containing the Disclosing Party’s Confidential Information, only that part containing said Confidential Information will be destroyed or returned.  Notwithstanding anything to the contrary in this Section 5.2(d), the Recipient will not be required to return or destroy copies of Confidential Information solely to the extent (i) the Recipient is required by applicable Law to retain such Confidential Information, (ii) such Confidential Information is stored in automated electronic backup systems of the Recipient or its Affiliates (provided that no use or disclosure in violation of this Section 5.2 will be made of such Confidential Information retained or stored pursuant to clauses (i) or (ii) at any time), or (iii) such Confidential Information is reasonably necessary to enable the Recipient to enforce its rights or remedies, or otherwise comply with its obligations, hereunder (and then solely for such purpose and provided that no other use or disclosure in violation of this Section 5.2 will be made of such retained Confidential Information). Notwithstanding anything to the contrary herein, Recipient shall be permitted to disclose Confidential Information to actual or prospective lenders, acquirers, merger counterparties or investors in equity (including any of their respective advisors) to the extent reasonably required in connection with their respective evaluation of an actual or potential financing, acquisition, merger or investment transaction involving the Recipient or its Affiliates, subject to such Persons being bound by reasonably appropriate obligations of confidentiality (it being agreed that Recipient assumes full responsibility and liability to the Disclosing Party for any breach of this Section 5.2 and any unauthorized use or disclosure of Confidential Information by such Persons).

5.3           Consents and Filings.

(a)           The parties will use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate such transactions, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.  As soon as reasonably practicable and in any event within 15 Business Days following the execution and delivery of this Agreement, the Company and the Purchaser will each file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the Department of Justice under the HSR Act, will use their respective reasonable best efforts to obtain termination or expiration of the applicable waiting period and will make any  submissions pursuant thereto that may be necessary, proper or advisable.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, neither the Company, the Purchaser nor any of their respective Affiliates will be obligated in connection with the transactions contemplated by this Agreement to enter into any agreement, consent decree or other commitment requiring the divestiture (including through the granting of any license rights) or holding separate of any assets or subject itself to any restriction on the operation of its or its Subsidiaries’ businesses, or to commence, pursue or defend any litigation.

(b)           In furtherance of the foregoing, the parties to this Agreement will cooperate with each other in connection with the making of all such filings and use reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement, (iii) consult with the other party prior to taking a position, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of either party in connection with any investigations or proceedings related solely to this Agreement or the transactions contemplated by this Agreement or given in connection with any proceeding by a private party and (iv) consult with the other party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and give the other party the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Authority).  Notwithstanding the foregoing, the Company and the Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3(b) as “Counsel Only Material.” Such materials and the information contained therein will be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or the Purchaser, as the case may be) or its legal counsel. Each of the Company and the Purchaser will cause its respective outside counsels to comply with this Section 5.3(b). Notwithstanding anything to the contrary in this Section 5.3(b) materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications and competitively sensitive information.

(c)           The Company will use reasonable best efforts to promptly cause the Shares to be approved for listing on the Nasdaq Global Select Market, subject only to official notice of issuance.

5.4           Information Rights.

(a)           From and after the date hereof and for so long after the Closing as the Purchaser holds any Shares, the Company will provide the Purchaser upon its request with (a) copies of all reports, schedules, forms, statements and other documents filed with or furnished to the SEC, (b) other publicly available financial and news information produced by the Company, (c) such information concerning the Company and its Subsidiaries as the Purchaser may reasonably request (in a manner so as to not unreasonably interfere in any material respect with the normal business operations of the Company and without requiring the Company to incur any material cost not reimbursed by the Purchaser).  In addition, upon the request of the Purchaser from time to time, the Company will cause members of its senior management to meet with members of the senior management of the Purchaser (in person or by conference telephone as agreed by the parties) to provide the Purchaser with a presentation regarding developments relating to the Company’s business and to respond to questions from the Purchaser.  The Purchaser may request that the Company provide senior management presentations not more than once during any twelve-month period.  No investigation conducted, however, will affect or be deemed to modify any representation or warranty made in this Agreement.  Notwithstanding any other provision of this Agreement, neither the delivery of any notice or information pursuant to this Agreement, nor any information known or available to any party or inquiry conducted prior to or after the date of this Agreement, will limit or otherwise affect the remedies available to such party.

(b)           All information requested by Purchaser and provided by or on behalf of the Company under this Section 5.4 will be subject to the provisions of Section 5.2. Nothing contained in this Section 5.4 will require the Company to take any action that would, after consultation with counsel, constitute a waiver of the attorney-client or similar privilege or violate confidentiality obligations owing to third parties; provided that if any information is withheld by the Company or any of its Subsidiaries pursuant to the foregoing, the Company will (i) inform the Purchaser as to the general nature of what is being withheld and (ii) use its reasonable best efforts to (A) accommodate any request from the Purchaser for information pursuant to this Section 5.4 in a manner that does not result in such a waiver or violation or (B) obtain the required consent of such third party to provide such access or disclosure.

5.5           Transfer Restrictions.

(a)           The Purchaser covenants and agrees that it will not (i) except as set forth in the Disclosure Schedule, at any time prior to the expiration of the Restricted Period, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) (a “Transfer”) any interest in any of the Shares or Additional Shares (other than to an Affiliate of Purchaser in accordance with Section 9.6) and (ii) at any time after the date of this Agreement, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of, any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16(a)-1(h) under the Exchange Act, with respect to the Company’s Equity Securities.

(b)           Notwithstanding Section 5.5(a)(i), the Purchaser at any time may tender the Shares and Additional Shares in response to a tender or exchange offer.

(c)           The Company may impose stop transfer instructions to effectuate the provisions of this Section 5.5 and, until the end of the applicable Transfer restriction period or the Transfer of the Shares or Additional Shares in accordance with this Section 5.5, may stamp each certificate evidencing any of the Shares or Additional Shares with the legend set forth in Section 4.7.

(d)           Notwithstanding anything in this Agreement to the contrary, except as otherwise provided in Section 9.6, the holders of the Shares or any Additional Shares acquired directly or indirectly from the Purchaser in accordance with the terms of this Agreement will not be entitled to any of the rights, or be subject to any of the obligations, of the parties set forth in this Agreement.

5.6           Standstill Restrictions.

(a)           During the Restricted Period, the Purchaser covenants and agrees that, unless invited in writing with the approval of a majority of the whole Board of Directors, it will not, and will not cause or permit any of its controlled Affiliates to, directly or indirectly:

(i)           acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of any Equity Securities (other than Additional Shares acquired in accordance with Section 5.6(d) or any shares of Common Stock or other Equity Securities issued by the Company with respect to the Shares or Additional Shares pursuant to any stock dividend, stock split or other recapitalization or reclassification of the Common Stock or pursuant to any shareholder rights or similar plan) or any other security, including any cash-settled option or other derivative security, that transfers all or any portion of the economic benefits or risks of the ownership of Equity Securities to the Purchaser or any of its controlled Affiliates;

(ii)           make any statement or proposal to the Company or any of the Company’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit or effect, or seek or offer or propose to effect (whether directly or indirectly, publicly or otherwise) (A) any business combination, merger, tender offer, exchange offer or similar transaction involving the Company or any of its Subsidiaries, (B) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, including any divestiture, break-up or spinoff, or (C) any acquisition of any of the Company’s or its Subsidiary’s equity securities or rights or options to acquire interests in the Company’s or its Subsidiary’s equity securities;

(iii)           negotiate, have any discussions or act in concert with, or advise or knowingly finance, assist or encourage, any other Person in connection with any of the actions set forth in clauses (i) and (ii) above (it being understood that, without limiting the generality of the foregoing, the Purchaser and its controlled Affiliates will not be permitted to act as a joint bidder or co-bidder with any other Person with  respect to any of the actions set forth in clause (ii) above);

(iv)           request, call or seek to call a meeting of the stockholders of the Company, nominate any individual for election as a director of the Company at any meeting of stockholders of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) to seek representation on the Board of Directors or any other proposal to be considered by the stockholders of the Company, or publicly recommend that any other stockholder vote in favor of, or otherwise publicly comment favorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of the Company, or otherwise publicly seek to control or influence the Board of Directors, management or policies of the Company;

(v)           deposit any shares of the voting stock of the Company in a voting trust or similar arrangement or subject any shares of voting stock of the Company to any voting agreement, pooling arrangement or similar arrangement;

(vi)           take any action which would reasonably be expected to require the Company or any of its Affiliates to make a public announcement regarding any of the actions set forth in this Section 5.6(a); or

(vii)           request that the Company, directly or indirectly, amend, waive or terminate any provision of this Section 5.6(a) (including this sentence), unless and until the Person seeking such amendment, waiver or termination has received the prior written invitation or approval of the Company.

(b)           Notwithstanding Section 5.6(a), if the Company determines to explore a possible process for a sale transaction that would, if consummated, constitute a Change of Control or otherwise would, if consummated, result in a direct or indirect sale, spin-off or other divestiture of a material portion of the Company’s assets, the Company will  notify the Purchaser of such process and allow the Purchaser to participate therein, on the terms and conditions thereof, and, solely for such purpose, the restrictions set forth in Section 5.6(a) will not apply.

(c)           Notwithstanding Section 5.6(a), if (i) the Company enters into a binding definitive agreement with any third party providing for a Change of Control, (ii) any Person or group acquires Beneficial Ownership of 35.0% or more of the outstanding Common Stock of the Company, (iii) any Bona Fide Acquiror makes a public offer to the Company which, if fully subscribed, would result in such Bona Fide Acquiror acquiring Beneficial Ownership of 35.0% or more of the outstanding Common Stock of the Company, or publicly announces a proposal to effect or an intention to engage in a transaction involving a Change of Control of the Company (any such public offer, proposal or announced intention, a “Public Proposal”) and, following such Public Proposal contemplated by this clause (iii), either (A) such

Public Proposal has not been publicly withdrawn, and any other Bona Fide Acquiror makes another Public Proposal within 90 days after such initial Public Proposal or (B) the Company or its Representatives provides material non-public information to any such Bona Fide Acquiror or its Representatives or engages in substantive negotiations with such Bona Fide Acquiror or its Representatives, (iv) any Bona Fide Acquiror publicly announces a tender offer for 35.0% or more of the outstanding Common Stock of the Company and files a tender offer statement under Section 14(d)(1) or 13(e)(1) of the Exchange Act, or (v) any Person or group makes a non-public offer or proposal to the Company or its Representatives for a transaction involving a Change of Control and the Company or its Representatives provides material non-public information to such Person or group or its Representatives or engages in substantive negotiations with such Person or group or its Representatives, then the provisions of Section 5.6(a) will terminate solely to the extent necessary to facilitate a public or private offer by the Purchaser or its Affiliates to acquire directly or indirectly at least a majority of the outstanding shares of Common Stock or all or substantially all of the Company’s assets.  Furthermore, nothing in this Agreement shall be construed to prohibit Purchaser or its Affiliates from submitting to the Chairman of the Board of Directors or Chief Executive Officer of the Company one or more confidential proposals or offers for a potential transaction (including a Change of Control transaction) with the Company or from taking any action contemplated by the Commercial Agreement.   Except as otherwise permitted by the first sentence of this Section 5.6(c) (in which case the limitation in this sentence shall not apply), prior to submitting a written confidential proposal or offer during the Restricted Period relating to any Change of Control transaction, the Purchaser or its Affiliate will advise the Company of its intention and will refrain from submitting such proposal or offer if affirmatively so requested by the Company based on action by its Board of Directors.  The Board of Directors will have the sole and absolute discretion whether to accept any such proposal or offer.

(d)           Notwithstanding Section 5.6(a)(i), the Purchaser will be entitled to purchase, from time to time in one or more transactions, in the open market or in privately negotiated transactions with holders of outstanding shares of Common Stock, additional shares of Common Stock (any such shares so acquired, the “Additional Shares”); provided that, when taken together with all other shares of Common Stock Beneficially Owned by the Purchaser and its controlled Affiliates at the time such transaction is consummated, such purchase will not as of the time of such purchase result in the Purchaser and its controlled Affiliates being the Beneficial Owner of more than 16.0% of the aggregate number of shares of Common Stock outstanding, as reported in the most recent report filed by the Company with the SEC containing such information as of such time.

5.7           Conduct of Business by the Company. The Company agrees that, from the date of this Agreement until the Closing, neither the Company nor any of its Subsidiaries will, except as set forth in the Disclosure Schedule or as specifically contemplated in this Agreement, directly or indirectly:

(a)           amend or otherwise change its Organizational Documents in a manner adverse to the Purchaser other than the change of the Company’s name as contemplated in the Definitive Proxy Statement on Schedule 14A filed by the Company with the SEC on January 21, 2014;

(b)           issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, license, pledge, disposition, grant or encumbrance of, (i) any shares of any class of share capital or other ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries (other than (A) the issuance of shares of Common Stock upon the exercise or vesting of Equity Securities outstanding as of the date of this Agreement issued pursuant to the Equity Compensation Plans and (B) the grant of securities pursuant to employee or director stock award or incentive compensation or similar plans, or in connection with employment offers in the ordinary course, in all cases under this clause (B), in an aggregate amount not to exceed 1.0% of the issued and outstanding Equity Securities) or (ii) any material assets of the Company or any of its Subsidiaries;

(c)           take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization, other than any such actions taken with respect to the Subsidiaries of the Company in the ordinary course of business;

(d)           declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, other than quarterly dividends in the ordinary course (in a per share amount not in excess of $0.35) or dividends by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries;

(e)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f)           knowingly take any actions or omit to take any actions that would or would reasonably be expected to (i) result in any of the conditions set forth in Section 7 not being satisfied, (ii) result in new or additional required approvals from any Governmental Authority that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents or (iii) materially impair, interfere with, hinder or delay the ability of the Company or the Purchaser to consummate the transactions contemplated by the Transaction Documents; or

(g)           enter into any agreement or otherwise make a commitment to do any of the foregoing.

Nothing contained in this Agreement will give the Purchaser, directly or indirectly, rights to control or direct the Company’s or its Subsidiaries’ operations.

5.8           Indemnification. Subject to Section 9.5, from and after the Closing, the Company will defend, protect, indemnify and hold harmless the Purchaser and each of the Affiliates of the Purchaser, and its and their respective directors, officers, employees, representatives and agents (the “Indemnitees”), to the fullest extent lawful from and against any and all Actions, causes of action, suits, claims, losses (including losses from the diminution of value of any securities issued to Purchaser pursuant to the Transaction Documents), costs, penalties, fees, judgments, amounts paid in settlement, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of or relating to (a) any inaccuracy in or misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents (other than in the Commercial Agreement, which matters are addressed therein) (in each case, without giving effect to any “materiality” or “Material Adverse Effect” qualifications) or (b) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents (other than in the Commercial Agreement, which matters are addressed therein). Notwithstanding the foregoing, except in the case of fraud, the Company will have no duty to indemnify the Indemnitees for Indemnified Liabilities (i) unless and until the aggregate Indemnified Liabilities for which it would otherwise be liable under this Agreement exceed an amount equal to 1% of the Purchase Price paid by the Purchaser for the Shares (at which point the Company will be liable only for Indemnified Liabilities in excess of such amount) or (ii) in the aggregate in excess of the Purchase Price paid by the Purchaser for the Shares.

5.9           Board Observer.  From and after July 1, 2014, so long as (a) 100% of the Shares continue to be Beneficially Owned by the Purchaser and (b) there is no member of the Company’s Board of Directors, other than the Company’s Chief Executive Officer, that has relevant experience in the cold beverage industry, as determined by the Purchaser in its sole discretion, the Purchaser will have the right to designate a representative (the “Board Observer”) to act as a non-voting observer of meetings of the Board of Directors with the right to receive notice of and attend or otherwise participate in all meetings of the Board of Directors and to receive all information furnished to the Company’s directors at the same time as it is so furnished; provided that (i) the Board of Directors will have the right to approve the Board Observer (such approval not to be unreasonably withheld, conditioned or delayed) and (ii) the Board of Directors may exclude the Board Observer from such portions of any meeting where the Board of Directors reasonably determines that such exclusion is necessary to preserve attorney-client privilege or to avoid a conflict of interest. The Purchaser, in consideration of its attendance and participation at such meetings, hereby agrees to cause the Board Observer to be bound by and comply with the Company’s confidentiality, trading windows and black-out policies applicable to insiders and others receiving the Company’s confidential and proprietary information in the forms provided to the Purchaser prior to the date of this Agreement, as amended from time to time (provided that no such policies shall restrict the Board Observer from making disclosures of information to Purchaser and its Affiliates, it being understood that any information so disclosed will be subject to the first sentence of Section 5.4).

5.10           Preemptive Rights.

(a)           Except as set forth in the Disclosure Schedule, if the Company engages in any transaction involving the direct or indirect sale or issuance of Covered Securities by the Company, the Purchaser will be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered, up to an amount (the “Amount”) equal to (i) the total number of shares or other units of Covered Securities being offered multiplied by (ii) the percentage determined by dividing the number of Shares and Additional Shares then Beneficially Owned by the Purchaser by the aggregate number of shares of Common Stock then outstanding.

(b)           If the Company proposes to engage in a transaction involving the direct or indirect sale or issuance of Covered Securities, the Company will first submit written notice (the “Notice of Preemptive Rights”) to the Purchaser disclosing the terms of the proposed sale or issuance transaction (which notice will set forth all material terms, including price, number of securities or aggregate principal amount, as applicable, and the type of securities to be sold or issued).  The Notice of Preemptive Rights will include an offer to the Purchaser to purchase up to the Purchaser’s Amount of such Covered Securities on terms and conditions, including price, not less favorable to the Purchaser than those on which the Company proposes to sell such Covered Securities to the third party or parties.  Such offer as set forth in the Notice of Preemptive Rights will remain open for a period of at least 15 Business Days after the Notice of Preemptive Rights is delivered, prior to the expiration of which period the Purchaser may accept such offer by written notice to the Company setting forth the number of Covered Securities that the Purchaser intends to purchase.

(c)           Any Covered Securities covered by a Notice of Preemptive Rights which are not purchased by the Purchaser pursuant to Section 5.10(b) may be sold by the Company to a third party or parties at any time within 180 days following the expiration of the 15 Business Day period specified in Section 5.10(b); provided that each of the price and the other terms and conditions of such sale are not more favorable to such third parties than as set forth in the Notice of Preemptive Rights.  For the avoidance of doubt, any sale or issuance of Covered Securities other than in compliance with this Section 5.10(c) will require delivery of a new Notice of Preemptive Rights.

(d)           Notwithstanding anything to the contrary contained herein, this Section 5.10 will cease to be effective at any time after the Closing that the Purchaser no longer has Beneficial Ownership of 100% of the Shares.

5.11           Anti-Takeover Measures.

(a)           The Company will not take any action that would cause the Purchaser or its Affiliates, any of the Transaction Documents or any of the transactions contemplated by the Transaction Documents to be subject to any of the requirements imposed by Section 203 of the DGCL or under any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover law, and will take all necessary steps within its control to exempt (and ensure the continued exemption of) the Transaction Documents and the transactions contemplated by the Transaction Documents from such Laws, as now or hereafter in effect.

(b)           If the Company after the date of this Agreement (including after termination of the Restricted Period) adopts any “poison pill” or similar shareholder rights plan or agreement or any anti-takeover provision in any Organizational Document of the Company or its Subsidiaries, the terms of such plan, agreement or provision will expressly permit the acquisition and ownership by the Purchaser and its Affiliates of the Shares and Additional Shares in accordance with, and subject to the terms and conditions of, this Agreement, and the acquisition and ownership by Purchaser and its Affiliates of any additional Equity Securities to the extent not prohibited by this Agreement and so long as the Purchaser and its Affiliates Beneficially Own not more than 20.1% of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, as reported in the most recent report filed by the Company with the SEC containing such information as of such time.

Section 6.                      Registration Rights.

6.1           Demand Registration.  At any time following the third anniversary of the Closing Date, the Purchaser may request in writing (“Request”) (which Request will specify the Registrable Securities intended to be disposed and the intended method of distribution thereof) that the Company register under the Securities Act all or part of the Registrable Securities that are Beneficially Owned by the Purchaser (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a Shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing Shelf Registration Statement with the SEC to cover the Registrable Securities) (“Shelf Registration”).  Each Request pursuant to this Section 6.1 will be in writing and will specify the number of Registrable Securities requested to be registered.

6.2           Restrictions on Demand Registrations.  Notwithstanding anything to the contrary in this Agreement, the Purchaser may not make more than three Requests for Demand Registration and not more than three Requests for Shelf Registration.  The Company may on up to two occasions postpone for up to 120 days the filing or the effectiveness of a Registration Statement if the Board of Directors determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would reasonably be expected to have a material adverse effect on any acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer or any other material business transaction by the Company or any of its Subsidiaries; provided that in such event, the Purchaser will be entitled to withdraw such Request and, if such Request is withdrawn, such Request will not count as one of the permitted Requests.

6.3           Selection of Underwriters; Underwritten Offering.  If the Purchaser so elects in writing delivered to the Company, the Company will use its reasonable best efforts to cause a Demand Registration to be in the form of an underwritten offering.  The Company will have the right to select the managing underwriter and managers to administer the offering, subject to such managing underwriter being a nationally recognized investment bank reasonably acceptable to the Purchaser.  The Purchaser may not participate in any registration hereunder which is underwritten unless the Purchaser (a) agrees to sell the Registrable Securities held by the Purchaser on the basis provided in any underwriting agreement with the underwriters and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

6.4           Piggyback Registrations.

(a)           After the third anniversary of the Closing Date, if the Company determines to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 6.1, a registration relating solely to employee or director benefit plans or employee dividend reinvestment plans, a registration relating to the offer and sale of debt securities, a registration relating solely to a corporate reorganization (including by way of merger of the Company or any of its Subsidiaries with any other business) or acquisition of another business or a registration on any registration form that does not permit secondary sales (a “Piggyback Registration”), the Company will (i) promptly give written notice of the proposed Piggyback Registration to the Purchaser and (ii) subject to Sections 6.4(b) and 6.4(c), include in such Piggyback Registration and in any underwriting involved therein all of such Registrable Securities as are specified in a written request or requests made by the Purchaser received by the Company within 10 Business Days after such written notice from the Company is given to the Purchaser.

(b)           If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the securities requested to be included in such registration by holders that are contractually entitled to include such securities therein pursuant to any written agreement entered into by the Company prior to the date of this Agreement (the “Other Registrable Securities”) pro rata, on the basis of the number of shares of Common Stock held by the Purchaser and the holders of the other Registrable Securities and the Registrable Securities requested to be included in such registration by the Purchaser and (iii) third, any other securities requested to be included in such registration. If a Piggyback Registration is an underwritten secondary registration on behalf of any holder of Other Registrable Securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the holders of Other Registrable Securities, the Company will include in such registration (A) first, the Other Registrable Securities requested to be included in such registration by the holders thereof, (B) second, the Registrable Securities requested to be included in such registration by the Purchaser and (C) third, any other securities requested to be included in such registration.

(c)           The Company and any holder of Other Registrable Securities initiating any registration will have the right to, in its sole discretion, defer, terminate or withdraw any registration initiated by it under this Section 6.4 whether or not the Purchaser has elected to include any Registrable Securities in such registration. Notwithstanding anything contained herein, in the event that the SEC or applicable federal securities laws and regulations prohibit the Company from including all of the Registrable Securities requested by the Purchaser to be registered in a registration statement pursuant to this Section 6.4, then the Company will be obligated to include in such registration statement only such limited portion of the Registrable Securities as is permitted by the SEC or such federal securities laws and regulations.

6.5           Withdrawals.  The Purchaser may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement.  If such withdrawal is made primarily as a result of the failure of the Company to comply with any provision of this Agreement, then such Request will not count as one of the permitted Requests and the Company will be responsible for the payment of all Registration Expenses in connection with such registration.  In the case of any other withdrawal, the Purchaser may elect either to pay for the Registration Expenses associated with the withdrawn registration or to forfeit one request.

6.6           Registration Procedures.  Whenever the Purchaser has made a Request in accordance with Section 6.1 that any Registrable Securities be registered pursuant to this Agreement, the Company will:

(a)           not later than the 30th calendar day after the receipt by the Company of such a Request, prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request or  requests, and will use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as practicable thereafter and to keep such Required Registration Statement or Required Shelf Registration Statement, as the case may be, continuously effective (i) in the case of a Demand Registration, for a period of at least 180 calendar days (or, in the case of an underwritten offering, such period as the underwriters will reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (ii) in the case of a Shelf Registration, until such time as all Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto, including, in either case, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Required Registration Statement or Required Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky laws, or any rules and regulations thereunder;

(b)           prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in (a) above;

(c)           furnish to the Purchaser such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as the Purchaser may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Purchaser;

(d)           use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Purchaser reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Purchaser to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Purchaser; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or (ii) consent to general service of process in any such jurisdiction;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the managing underwriters;

(f)           notify the Purchaser, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and in such case, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(g)           use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)           enter into such customary agreements and take all such other actions as the Purchaser or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)           make available for inspection by the Purchaser, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Purchaser or any underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Purchaser or any underwriter, attorney, accountant or agent in connection with such Registration Statement;

(j)           if such sale is pursuant to an underwritten offering, use reasonable best efforts to obtain “comfort” letters dated the pricing date of the offering of the Registrable Securities and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing underwriter reasonably requests;

(k)           use reasonable best efforts to furnish, at the request of the Purchaser on the date such securities are delivered to the underwriters for sale pursuant to such registration or are otherwise sold pursuant thereto, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and the seller may reasonably request and are customarily included in such opinions;

(l)           use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement registering such Registrable Securities;

(m)           otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(n)           cooperate with the Purchaser and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with Financial Industry Regulatory Authority;

(o)           promptly notify in writing the Purchaser and the underwriter, if any, of the following events:

(i)           the effectiveness of any such Registration Statement;

(ii)           any request by the SEC for amendments or supplements to the Registration Statement or the prospectus or for additional information and when same has been filed and become effective;

(iii)           the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings by any person for that purpose; and

(iv)           the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for the sale under the securities or blue sky laws of any jurisdiction or the initiation or threat of any proceeding for such purpose;

(p)           if requested by any underwriter, agree, and cause the Company and any directors or officers of the Company to agree, to be bound by customer “lock-up” agreements restricting the ability to dispose of Company securities; and

(q)           use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

If any such registration or comparable statement refers to the Purchaser by name or otherwise as the holder of any securities of the Company and if in its sole and exclusive judgment, the Purchaser is or might be deemed to be a controlling person of the Company, the Purchaser will have the right to require (i) the insertion therein of language, in form and substance satisfactory to the Purchaser and presented to the Company in writing, to the effect that the holding by the Purchaser of such securities is not to be construed as a recommendation by the Purchaser of the investment quality of the Company’s securities covered thereby and that such holding does not imply that the Purchaser will assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to the Purchaser by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to the Purchaser; provided that with respect to this clause (ii) the Purchaser must furnish to the Company an opinion of counsel to such effect, which opinion and counsel will be reasonably satisfactory to the Company.  In connection with any Registration Statement in which the Purchaser is participating, the Purchaser will furnish to the Company in writing such information and affidavits as the Company reasonably requests specifically for use in connection with any such Registration Statement or prospectus.

6.7           Removal of Legends.  In the case of a transaction pursuant to clause (a) of the following sentence, the Purchaser hereby covenants and agrees with the Company not to make any sale of the Registrable Securities under any Registration Statement without complying with the provisions of this Agreement and without causing the prospectus delivery requirements under the Securities Act to be satisfied.  The legend set forth in Section 4.7 will be removed and the Company will issue a certificate without such legend if (a) such Registrable Securities are registered for resale under the Securities Act, (b) in connection with a sale, assignment or other transfer that may be made without registration under the applicable requirements of the Securities Act, or (c) the Purchaser provides the Company with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144.  Following the effective date of the Registration Statement or other information or assurances referred to in the preceding sentence, the Company will as soon as reasonably practicable following the delivery by the Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Registrable Securities, deliver or cause to be delivered to the Purchaser a certificate representing such Registrable Securities that is free from all restrictive and other legends.

6.8           Suspension.  The Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Registration Statement (a “Suspension”) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act.  The Purchaser hereby covenants and agrees that it will not sell any Registrable Securities pursuant to such prospectus during the period commencing at the time at which the Company gives the Purchaser written notice of a Suspension of the use of such prospectus and ending at the time the Company gives the Purchaser written notice that the Purchaser may thereafter effect sales pursuant to such prospectus (the “Suspension End Date”).  Following the Suspension End Date, the Company will promptly notify the Purchaser in writing that the use of the prospectus may be resumed and will provide the Purchaser with a copy of any amendment to the Registration Statement or supplement to the prospectus.

6.9           Registration Expenses.  All expenses incident to the Company’s performance of or compliance with this Section 6, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed and fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company.  The Purchaser will pay all fees, costs and expenses of its counsel, accountants, advisers or representatives and all expenses of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of Registrable Securities pursuant to this Agreement.

6.10           Rule 144 Reporting.  With a view to making available to the Purchaser the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)           file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c)           so long as the Purchaser owns any Registrable Securities, furnish to the Purchaser promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC and (iii) such other reports and documents as the Purchaser may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

6.11           Company Indemnification.  The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Purchaser, its Affiliates and each of its and their respective directors, officers, partners, members and agents and directors and each Person, if any, who controls the Purchaser (within the meaning of the Securities Act or the Exchange Act) from and against (i) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Purchaser or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein and (ii) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any Governmental Authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company (which will not be unreasonably withheld); in each case, except insofar as the same are caused by or based upon any information furnished in writing to the Company by the Purchaser expressly for use therein.  In connection with an underwritten offering, the Company will indemnify any underwriters of the Registrable Securities, their directors and officers and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Purchaser.

6.12           Purchaser Indemnification.  The Purchaser agrees to indemnify and hold harmless, to the extent permitted by law, the Company, its Affiliates, its and their respective directors, officers, partners, members and agents and each Person, if any, who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the Purchaser or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Purchaser expressly stated to be used in connection with such Registration Statement.

6.13           Resolution of Claims.  Any Person entitled to indemnification pursuant to this Section 6 will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided that the failure so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure.  If notice of commencement of any such action is given to the indemnifying party as above provided, the indemnifying party will be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party.  The indemnified party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party.  In any of such cases, the indemnified party will have the right to participate in the defense of such action with its own counsel, the reasonable fees and expenses of which will be paid by the indemnifying party, it being understood, however, that the indemnifying party will not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party will be liable for any settlement entered into without its written consent.  No indemnifying party will, without the consent of such indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such proceeding.

6.14           Contribution.  If the indemnification provided for in Section 6.11 or 6.12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, if it relates to an untrue or alleged untrue statement of a material fact or the omission to state a material fact in a Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereof covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above will be deemed to include, subject to the limitations set forth in this Section 6.14, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6.14.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7.                      Closing Conditions.

7.1           Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

(a)           the representations and warranties of the Company in Section 3 that are qualified by “materiality” or “Material Adverse Effect” must be true and correct in all respects and the representations and warranties of the Company in Section 3 that are not so qualified must be true and correct in all material respects (provided that the representations and warranties of the Company in Section 3.6 must be true and correct in all but de minimis respects), in each case, as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been so true and correct as of such date);

(b)           all of the covenants and agreements the Company is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)           all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise terminated;

(d)           there must not be in effect any federal, state, local, municipal, foreign, international, multinational or other law, statute, rule, regulation, ordinance or code or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(e)           since the date of this Agreement, no Material Adverse Effect shall have occurred;

(f)           the Company must have notified the Nasdaq Global Select Market of the issuance of the Shares; and

(g)           the Commercial Agreement must remain in full force and effect.

7.2           Conditions to the Obligation of the Company.  The obligation of the Company to complete the transactions contemplated by this Agreement is subject to the satisfaction of, or compliance with, on or before the Closing Date, each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)           the representations and warranties of the Purchaser in Section 4 that are qualified by “materiality” or “material adverse effect” must be true and correct in all respects and the representations and warranties of the Purchaser in Section 4 that are not so qualified must be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty must have been so true and correct as of such date);

(b)           all of the covenants and agreements the Purchaser is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects;

(c)           all applicable waiting periods (and any extensions thereof) under the HSR Act must have expired or otherwise terminated;

(d)           there must not be in effect any federal, state, local, municipal, foreign, international, multinational or other law, statute, rule, regulation, ordinance or code or any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation; and

(e)           the Commercial Agreement must remain in full force and effect.

Section 8.                      Termination of the Agreement.

8.1           Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a)           by mutual written consent of the Company and the Purchaser;

(b)           by the Company, if the Closing has not occurred (other than if the breach of any provision of this Agreement by the Company has substantially contributed to the failure of, or has prevented, the Closing to be consummated by such time) on or before March 31, 2014 (the “Outside Date”); provided that if all of the conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied, other than the conditions precedent set forth in Section 7.1(c) and Section 7.2(c) and those conditions that by their nature can only be satisfied at the Closing, then the Company, by delivery of written notice to the Purchaser, may elect to extend the Outside Date for an additional period not to exceed 60 days;

(c)           by the Purchaser,  if the Closing has not occurred (other than if the breach of any provision of this Agreement by the Purchaser has substantially contributed to the failure of, or has prevented, the Closing to be consummated by such time) on or before the Outside Date; provided that if all of the conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied, other than the conditions precedent set forth in Section 7.1(c) and Section 7.2(c) and those conditions that by their nature can only be satisfied at the Closing, then the Purchaser, by delivery of written notice to the Company, may elect to extend the Outside Date for an additional period not to exceed 60 days;

(d)           by either the Company or the Purchaser, if any Governmental Authority has issued a nonappealable final judgment, order or decree or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(d) will not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(d) occurring; or

(e)           by either the Company or the Purchaser, as the case may be, if a condition to the obligations of such party to complete the transactions set forth in Section 7 will have become incapable of satisfaction.

8.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, this Agreement and all rights and obligations of the parties under this Agreement will automatically end without any liability or obligation of any party or its Affiliates, except that (a) Section 5.1, Section 5.2, Section 9 (except for Section 9.9) and this Section 8.2 will remain in full force and survive any termination of this Agreement and (b) in the event of an intentional or material breach of this Agreement by a party, the other party’s right to pursue all remedies will survive such termination unimpaired.

Section 9.                      Miscellaneous.

9.1           Fees and Expenses.  Except as set forth in the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

9.2           Notices.  All notices, requests, consents and other communications under this Agreement to any party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Company:	Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, Vermont 05676
	Facsimile:	(802) 264-0835
	Attention:	Michael J. Degnan, General Counsel

With a copy (which will
not constitute notice) to:	Baker & McKenzie LLP
300 East Randolph Street
Chicago, Illinois 60601
	Facsimile:	(312) 861-2899
	Attention:	David J. Malliband, Esq.
Craig A. Roeder, Esq.
Aaron N. Rice, Esq.

If to the Purchaser:	Atlantic Industries
PO Box 309GT
Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands
	Facsimile:	(404) 598-7791
	Attention:	Marie Quintero-Johnson, Director

With a copy (which will
not constitute notice) to:	The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313
	Facsimile:	(404) 515-2546
	Attention:	Senior Vice President, General Counsel and
Chief Legal Officer

and:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
	Facsimile:	(212) 735-2000
	Attention:	Martha E. McGarry, Esq.
Thomas W. Greenberg, Esq.
Peter D. Serating, Esq.

9.3           Entire Agreement.  The Transaction Documents and the Confidentiality Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

9.4           Amendments and Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

9.5           Survival.  All representations and warranties contained in this Agreement will survive the Closing until the 18-month anniversary of the Closing Date; provided that the representations and warranties set forth in (and any claim arising from an inaccuracy or breach of) Section 3.1 (Organization and Qualification), Section 3.2 (Authorization; Enforcement), Section 3.5 (Issuance of the Shares; Exemption from Registration), Section 3.6 (Capitalization), Section 3.17 (Brokers and Finders), Section 4.1 (Organization; Authority) and Section 4.9 (Brokers and  Finders) will survive the Closing indefinitely. The right of any party to assert a claim for indemnification relating to the breach of any covenant or agreement contained in this Agreement to the extent required to be performed or complied with prior to the Closing Date will survive the Closing until the 18-month anniversary of the Closing Date.  All covenants contained in this Agreement required to be performed or complied with in whole or in part after the Closing Date will survive the Closing until the expiration of the applicable statute of limitations or for such shorter period specified in this Agreement. All claims for indemnification under this Agreement must be asserted pursuant to a written claim notice given prior to the expiration of the applicable survival period set forth in this Section 9.5; provided that any representation, warranty, covenant or agreement that is the subject of a claim for indemnification which is asserted pursuant to a written claim notice given after the Closing Date within the survival periods specified in this Section 9.5 will survive until, but only for purposes of, the resolution of such claim.

9.6           Successors and Assigns.  This Agreement will be binding upon the parties and their respective successors and assigns and will inure to the benefit of the parties and their respective successors and permitted assigns.  The Company may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  The Purchaser may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Company; provided that the Purchaser may assign and delegate any of its rights and obligations under this Agreement to an Affiliate of the Purchaser if such Affiliate agrees in writing to be bound by the terms of this Agreement. None of the rights granted to the Purchaser pursuant to this Agreement or any of the other Transaction Documents may be exercised by any Person, other than the Purchaser or any Affiliate of the Purchaser to which such rights are assigned in accordance with this Section 9.6 (so long as such assignee continues to be an Affiliate of the Purchaser); provided that the Purchaser may assign its rights under Section 6 to any Person that acquires Securities from the Purchaser (other than in a public offering or a sale pursuant to Rule 144) in compliance with the provisions of this Agreement representing more than 1% of the Company’s then outstanding Common Stock if such Person agrees in writing to be bound by the terms of this Agreement (in which case, the Purchaser will have no  liability or obligation with respect to the obligations of the assignee hereunder). Subject to the foregoing, the Purchaser will remain primarily liable for the performance of all obligations of the Purchaser under the Transaction Documents notwithstanding any assignment pursuant to this Section 9.6.

9.7           No Third-Party Beneficiaries. Except for the Indemnitees under Section 5.9, this Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.8           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

9.9           Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed by any party in accordance with their specific terms or were otherwise breached by such party.  The parties accordingly agree that, in addition to any other remedy to which the parties are entitled at law or in equity, each party is entitled to injunctive relief to prevent breaches of this Agreement by the other party and otherwise to enforce specifically the provisions of this Agreement against the other party. Each party expressly waives any requirement that the other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

9.10           Business Days.  If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement or any other Transaction Document is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

9.11           Construction.  The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Transaction Documents or any amendments hereto.

9.12           Governing Law and Venue.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of Delaware, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement or any other Transaction Document (whether brought against a party to this Agreement or its respective Affiliates, directors, officers, stockholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the State of Delaware and (b) in a state court of the State of Delaware located in the County of Wilmington. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement or any other Transaction Document and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof.  Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.

9.13           WAIVER OF JURY TRIAL.  IN ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT IN

ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

9.14           Counterparts and Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.15           Further Assurances.  At any time or from time to time after the Closing, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the parties hereunder or thereunder.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized signatories as of the date first indicated above.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Name:	Frances G. Rathke
Title:	Chief Financial Officer

ATLANTIC INDUSTRIES

By:	/s/ Gary P. Fayard
Name:	Gary P. Fayard
Title:	Chief Financial Officer